Exhibit 3.84
WDS LLC
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
     This Limited Liability Company Agreement of WDS LLC (the “Company”) is entered into as of August 27, 2007 by Nortek, Inc. (the “Member”).
     1. Name. The name of the Company is WDS LLC.
     2. Formation, Qualification, Etc. The Company has been formed heretofore by the filing of a Certificate of Formation (the “Certificate”) on November 12, 2003 with the Secretary of State of the State of Delaware (the “Secretary of State”) pursuant to the provisions of Chapter 18 of Title 6 of the Delaware Code Annotated (as amended and in effect from time to time, the “Act”), and the actions of any party taken in order to effect such filing are ratified and approved. The Member and any Officers (as defined below in Section 14), and each of them, is authorized to execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary to continue the good standing of the Company in the State of Delaware or for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.
     3. Purpose. The purpose of the Company is to engage in any activity that may be lawfully carried on by a limited liability company organized under the Act.
     4. Term of the Company. The term of existence of the Company commenced on the date of the filing of the Certificate with the Secretary of State, and shall continue until the dissolution of the Company has been completed pursuant to Section 18 and the Certificate has been canceled in the manner required by the Act.
     5. Principal Business Office. The principal business office of the Company shall be located at such location as is determined by the Member from time to time.
     6. Registered Office and Agent in Delaware. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of the registered agent at that address is Corporation Service Company.
     7. Limited Liability. Except as otherwise explicitly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company. No Indemnified Party (as defined below in Section 16) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of having any status which makes such party an Indemnified Party.
     8. Admission of Members. The Member is admitted as a member of the Company effective upon its execution and delivery of this Agreement. Additional members of the Company may be admitted with the prior consent of the Member, but until any such additional members are so admitted at a time when the Member remains a member of the Company, the Member shall be the sole member of the Company.
     9. Management. The management of the Company shall be vested exclusively in the Member, and the Member may exercise such management authority in its sole discretion. Without limiting the generality of the foregoing, the Member shall have the power and authority to bind the Company and to do any and all acts necessary, convenient or incidental to or for the furtherance of the purpose of the Company described herein, including all powers and authorities, statutory or otherwise, possessed by members of a limited liability company under the Act or other applicable law. Any and all agreements, contracts and other documents or instruments affecting or relating to the business and affairs of the Company may be executed on the Company’s behalf by the Member alone.
     10. Capital Contributions. A member of the Company, including the Member, shall make contributions to the capital of the Company in such amounts and such manner as shall be agreed in writing between the Company and such member, and no member shall have any obligation to contribute capital to the Company except in accordance with any such agreement.
     11. Title to Assets. All assets of the Company, whether real or personal property, shall be held in the name of the Company.
     12. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.
     13. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate applicable law.
     14. Officers. The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer), authorities and duties to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 14 may be revoked at any time by the Member.
     15. Other Business. The Member or its affiliates may, now or in the future, engage in or possess an interest in other business ventures of every kind and description, independently or with others and whether similar to or different than the activities of the Company. The Company shall not have any rights in or to such other ventures or the income or profits therefrom by virtue of this Agreement, the status of the Member as a member of the Company, the exclusive rights of the Member to manage the Company as contemplated by Section 9 hereof or any other rights or obligations of the Member.

     16. Liability and Indemnification.
     (a) To the maximum extent permitted by applicable law, each Indemnified Party shall not be liable to the Company or any other party who has an interest in the Company for any act or omission that was suffered or taken by such Indemnified Party in good faith and that (i) is not in material breach of this Agreement, (ii) does not constitute fraud, gross negligence, willful misconduct or willful violation of law, and (iii) with respect to any criminal action or proceeding, was suffered or taken without reasonable cause to believe that such Indemnified Party’s conduct was unlawful.
     (b) To the maximum extent permitted by applicable law and subject to the other limits set forth in this Section 16, each Indemnified Party shall be fully protected and indemnified by the Company out of Company assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or, if approved by the Member, settlement of litigation, and legal fees and expenses reasonably incurred in connection with any pending or threatened litigation or proceeding) suffered by virtue of serving as an Indemnified Party with respect to any action or omission suffered or taken in good faith that (i) is not in material breach of this Agreement, (ii) does not constitute fraud, gross negligence, willful misconduct or willful violation of law, and (iii) with respect to any criminal action or proceeding, was suffered or taken without reasonable cause to believe that such Indemnified Party’s conduct was unlawful. The Company may (and in the case of the Member as an Indemnified Party, will) advance expenses, including legal fees, for which any Indemnified Party would be entitled by this Agreement to be indemnified upon receipt of an unsecured undertaking by such Indemnified Party to repay such advances if it is ultimately determined by a court or other tribunal of proper jurisdiction that indemnification for such expenses is not permitted by law or authorized by this Agreement.
     (c) For all purposes of this Agreement, actions or omissions taken or suffered by the Member regarding any matter which this Agreement provides is in the discretion or sole discretion of the Member shall be conclusively deemed not to constitute fraud, gross negligence, willful misconduct or willful violation of law. Each Indemnified Party may consult with reputable outside legal counsel selected by the Company, and any action or omission taken or suffered in good faith in reliance and accordance with the opinion or advice of such counsel shall be conclusive evidence that such action or omission (i) did not materially violate this Agreement, (ii) did not constitute fraud, gross negligence, willful misconduct or willful violation of law, and (iii) with respect to any criminal action or proceeding, was suffered or taken without reasonable cause to believe his conduct was unlawful.
     (d) None of the provisions of this Section 16 shall be deemed to create or grant any rights in favor of Indemnified Parties that cannot be discharged out of the assets of the Company or in favor of anyone other than Indemnified Parties and the other parties listed in the first sentence of Section 16(e); this provision excludes, among others, any right of subrogation in favor of any insurer or surety. The rights granted under this Section 16 shall survive the termination, dissolution and winding up of the Company.
     (e) The term “Indemnified Party” means the Member and each Officer. The rights of each Indemnified Party under this Section 16 shall inure to the benefit of the successors, assigns, heirs and personal representatives of such Indemnified Party. However, it is expressly understood and agreed that no party who is an Officer shall have any right of exculpation, indemnification or otherwise under this Section 16 with respect to any action or omission taken or suffered by such party at any time after such party ceases to be an Officer (whether the action resulting in such party ceasing to be an Officer is voluntary, involuntary or otherwise), or in respect of any controversy relating in any respect to such party’s ceasing to be an Officer, or in respect of any claim or cause of action against the Company (other than in connection with enforcing such party’s rights against the Company under this Section 16), the Member or any affiliate of the Member, or any of the members, partners, stockholders, directors, managers, officers, employees, agents or other representatives of any of the foregoing.
     17. Assignments. The Member may assign in whole or in part its membership interest in the Company. If the Member transfers all of its membership interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.
     18. Dissolution.
     (a) The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the retirement, resignation or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company unless the business of the Company is continued in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
     (b) The bankruptcy of the Member will not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.
     (c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.
     19. Tax Status of Company. So long as the Company has only one member, the Company shall be disregarded as an entity separate from the Member as provided in Treasury Regulation Section 301.7701-3(b), as hereafter amended or supplemented.
     20. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.
     21. Construction of Agreement. This Agreement shall inure to the benefit of, and shall bind, the Member and its respective representatives, successors and assigns. No creditor of the Company or other party shall be a third-party beneficiary of this Agreement, except as specifically provided with respect to Indemnified Parties as contemplated by Section 16.
     22. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.
     23. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.
     24. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles).
     25. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.
     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date first written above.

NORTEK, INC.
By:	/s/ Edward J. Cooney
Edward J. Cooney
Vice President and Treasurer